EXHIBIT 10.9

ASSIGNMENT AND ASSUMPTION OF OFFICE LEASE

THIS ASSIGNMENT AND ASSUMPTION OF OFFICE LEASE ("Agreement") is dated and effective as of March 10, 2006 by and between Data Systems and Software Inc. a Delaware corporation ("Assignor") and Databit Inc., a Delaware corporation ("Assignee").

WHEREAS, Assignor is Tenant under that certain Agreement of Lease dated July 27, 2000, by and between Empire State Building Company ("Landlord") and Assignor, as amended by the First Lease Modification and Extension Agreement dated May 18, 2001 and the Second Lease and Modification and Extension Agreement dated January 8, 2004 (as so amended, the "Lease"), respecting certain premises (the "Premises") with a street address of 350 Fifth Avenue, New York, NY 10118, as more particularly described therein;

WHEREAS, Assignor desires to assign its interest in the Lease to Assignee and Assignee desires to assume Assignor's obligations under the Lease;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee agree as follows:

1. ASSIGNMENT OF LEASE.

(a) Assignor does hereby transfer, assign, convey and deliver to Assignee its entire right, title and interest in the Lease and the Premises; provided, however, that the forgoing assignment shall be subject to and shall not take effect until Landlord’s consent thereto shall have been obtained.

(b) Pending the consent of the Landlord to the assignment provided for herein, Assignor hereby grants to Assignee a license to use the Premises and shall take any and all reasonable steps to ensure Assignee’s quiet enjoyment of the Premises.

2. ASSUMPTION OF OBLIGATIONS.

Assignee does hereby accept this assignment and, for the benefit of Assignor and Landlord, expressly assumes and agrees to hereafter perform all of the terms, covenants, conditions and obligations of Assignor under the Lease, which accrue from and after the date hereof.

3. INDEMNITY.

(a) Assignor agrees to save, indemnify, defend and hold Assignee harmless from and on account of any claims, demands, actions, losses, expenses and liabilities (including attorneys' fees) of Assignee under the Lease on account of or arising out of any obligations and liabilities of the Lessee thereunder, arising prior to the date hereof.

(b) Assignee agrees to save, indemnify, defend and hold Assignor harmless from and on account of any claims, demands, actions, losses, expenses and liabilities (including attorneys' fees) of Assignor under the Lease on account of or arising out of the obligations and liabilities so assumed.

(c) The forgoing indemnity shall be effective and in full force notwithstanding the fact that Landlord’s consent has not yet been or cannot be obtained.

4. SUCCESSORS AND ASSIGNS.

This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

6. COUNTERPARTS.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

Executed as of the date first above written.

ASSIGNOR:

DATA SYSTEMS & SOFTWARE INC.

By: /s/ Michael Barth______________
Name: Michael Barth
Title: Chief Financial Officer

ASSIGNEE:

DATABIT INC.

By: /s/ Shlomie Morgenstern_________
Name: Shlomie Morgenstern
Title: President